1995 PROXY STATEMENT

                    PETER KIEWIT SONS', INC.
                      1000 KIEWIT PLAZA
                    OMAHA, NEBRASKA  68131

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peter Kiewit Sons', Inc. (the "Company") for use at the annual meeting of stockholders to be held on June 10, 1995. Class C and Class D common stock are the only classes of the Company's securities entitled to be voted at the meeting. There were 13,006,455 shares of Class C stock and 21,251,591 shares of Class D stock outstanding on March 31, 1995. Stockholders of record at the close of business on April 28, 1995 will be entitled to notice of, and to vote at, the annual meeting. This Proxy Statement and proxy forms were first mailed or delivered to stockholders on or about May 3, 1995.

Nominations of Directors

     The Board of Directors has determined that 15 directors are to be elected and has nominated the following persons for election as the Class C Directors and Class D Directors:


     Class C Directors                        Class D Directors

     Richard W. Colf                          James Q. Crowe
     Richard Geary                            Robert B. Daugherty
     Bruce E. Grewcock                        Charles M. Harper
     William L. Grewcock                      Richard R. Jaros
     Tait P. Johnson                          Robert E. Julian
     Leonard W. Kearney
     Peter Kiewit, Jr.
     Walter Scott, Jr.
     Kenneth E. Stinson
     George B. Toll, Jr.

All the nominees are current directors of the Company, except Tait
P. Johnson. Each nominee has agreed to serve as a director, if elected. Directors shall be elected to serve until the next annual election and until their successors are duly elected and qualified.

Voting Procedures

     The approval of a plurality of the Class D shares present in person or by proxy at the annual meeting is required to elect the nominees as the Class D Directors. The approval of a plurality of the Class C shares present in person or by proxy at the annual meeting is required to elect the nominees as the Class C Directors, unless cumulative voting is required. Stockholders may vote in person at the annual meeting or by proxy.

     Separate proxy forms are enclosed for voting Class C and Class D shares. Proxy forms which are properly signed, dated, and returned will be voted at the meeting. By marking the enclosed proxy forms, the stockholder may indicate voting preferences by:
(i) voting the full number of the stockholder's shares for each of the Board's nominees; (ii) voting the full number of shares for some, but not all, of the Board's nominees; or (iii) voting for none of the nominees. A person returning the enclosed proxy may revoke it any time before it is voted at the meeting by: (i) giving written notice of revocation to the Assistant Secretary;
(ii) sending a later-dated proxy; or (iii) revoking the proxy in person at the meeting. Abstentions and broker non-votes will not be counted as shares present on matters on which they are not voted.

     Under the Company's Restated Certificate of Incorporation, any Class C stockholder is entitled to cumulative voting in any election of the Class C Directors. Under the cumulative voting method, the number of the stockholder's shares is first multiplied by the number of Class C directors to be elected. The resulting number of votes may then be voted for a single nominee or distributed unequally among some or all of the nominees. After the voting is closed, the nominees are ranked in order by the number of votes received. The highest ranking nominees are then elected until the number of open directorships is filled. The enclosed proxy form for Class C shares does not utilize the cumulative voting method. A separate proxy form which provides for cumulative voting of Class C shares will be provided promptly to any stockholder upon request, by writing to Michael A. Kelley, Stock Registrar and Assistant Secretary, at 1000 Kiewit Plaza, Omaha, Nebraska 68131, or by telephoning him at 402-342-2052.

Identification of Directors and Executive Officers

     The table below shows information as of March 31, 1995 about each director, nominee, and each executive officer, including his business experience during the past five years (1990-1995) and current directorships in other public reporting companies. The Company partially owns three public reporting companies, California Energy Company, Inc. ("CECI"), C-TEC Corporation ("C-TEC"), and MFS Communications Company, Inc. ("MFS"). Officers of the Company are elected annually by the directors. The next election of officers will be at the first board meeting following the election of directors on June 10, 1995. Unless otherwise shown, each person is a Company employee.
                                                          Director
Name                Business Experience                Age  Since
Walter Scott, Jr.*  Chairman of Board and President;   63     1964
                    also a director of Berkshire
                    Hathaway Inc., Burlington
                    Resources Inc., CECI, ConAgra,
                    Inc., C-TEC, FirsTier Financial
                    Inc., MFS, and Valmont Industries, Inc.

Peter Kiewit, Jr.   Attorney.  Of counsel to the law   68     1966
                    firm of Gallagher & Kennedy of
                    Phoenix, Arizona.

William L. Grewcock*Vice Chairman                      69     1968

Robert B. Daugherty Chairman of Board of Valmont       73     1986
                    Industries, Inc.; also a director
                    of KN Energy, Inc.

Charles M. Harper   Chairman of Board and CEO of RJR   67     1986
                    Nabisco Holdings Corp.; also a
                    director of ConAgra, Inc., E.I.
                    DuPont de Nemours and Company,
                    Norwest Corporation, Nabisco, Inc.,
                    and Valmont Industries, Inc.

Robert E. Julian*   Executive Vice President-Chief     55     1987
                    Financial Officer (since 1991); Vice
                    President-Chief Financial Officer
                    (1990-1991); also a director of MFS,
                    and C-TEC.

Kenneth E. Stinson* Executive Vice President (since    52     1987
                    1991); Vice President (1990-1991);
                    Chairman and CEO, Kiewit Construction
                    Group Inc. ("KCG"); also a director
                    of MFS.

Richard Geary*      Executive Vice President, KCG;     60     1988
                    President of Kiewit Pacific Co.

Leonard W. Kearney* Vice President, KCG; President,    54     1989
                    Kiewit Construction Company and
                    Kiewit Western Co.

George B. Toll, Jr.*Executive Vice President, KCG      59     1993
                    (1994); Vice President, Kiewit
                    Pacific Co.

James Q. Crowe*     Chairman of the Board and CEO      45     1993
                    of MFS; also a director of CECI
                    and C-TEC.

Richard R. Jaros*   Executive Vice President (since    43     1993
                    1993); Vice President (1990-1992);
                    Chairman (since 1993), President
                    and CEO (1992-1993) of CECI; Vice
                    President, Kiewit Diversified Group
                    Inc. (1990); also a director
                    of CECI, C-TEC, and MFS.

Richard W. Colf*    Vice President, Kiewit Pacific Co.  51    1994

Bruce E. Grewcock*  President (since 1992), Sr. Vice    41    1994
                    President (1991-1992), Vice
                    President (1990-1991), Kiewit
                    Mining Group Inc.

Tait P. Johnson     President, Gilbert Central Corp.     45     --
                    and Gilbert Texas Construction Corp.


     Identified by asterisks are the 11 current executive officers of the Company. The Company considers its executive officers to be its directors who are employed by the Company or its subsidiaries. Bruce E. Grewcock is the son of William L. Grewcock.

Information About the Board of Directors

     The Board of Directors has an Audit Committee, an Executive
Compensation Committee, a Management Compensation Committee, and an Executive Committee.

     The current audit committee members are Messrs. Kearney (Chairman) and Kiewit. The functions of the audit committee are to recommend the selection of the independent auditors; review the results of the annual audit; inquire into important internal control, accounting and financial matters; and report and make recommendations to the full Board of Directors. The Committee had three meetings in 1994.

     The current Executive Compensation Committee members are Messrs. Daugherty, Harper, and Kiewit, none of whom are employees of the Company. This committee reviews the compensation of the Company's executive officers. The committee had one formal meeting in 1994. See "Report of Executive Compensation Committee" below.

     The current Management Compensation Committee members are Messrs. William Grewcock (Chairman), Geary, Julian, and Stinson. The purpose of this committee is to review the compensation, securities ownership, and benefits of the Company's employees other than its executive officers. This committee had two meetings in 1994.

     The current Executive Committee members are Messrs. Scott (Chairman), William Grewcock, Julian, Stinson, and Jaros. The committee exercises the powers of the Board between Board meetings, except powers assigned to other committees. During 1994, the committee had no formal meetings, acted by written consent action in lieu of a meeting on six occasions, and had several informal meetings.

     The Company does not have a nominating committee. The Company's Restated Certificate of Incorporation provides that the incumbent Class C Directors may nominate a slate of Class C Directors and the incumbent Class D Directors may nominate a slate of Class D Directors, for election at the annual meeting of stockholders. On April 28, 1995, the incumbent Class C and Class D Directors nominated the respective slates listed on the first page of this Proxy Statement.

     The Board of Directors of the Company had six formal meetings in 1994 and acted by written consent action on two occasions. In 1994, no director attended less than 75% of the meetings of the Board of Directors and the committees of which he was a member, except Mr. Harper, who was unable to attend five Board and Committee meetings.

     Directors who are employees of the Company or its subsidiaries do not receive directors' fees. Non-employee directors are paid annual directors' fees of $25,000, plus $1,500 for attending the January meeting, $1,000 for attending each meeting of the Board of Directors, and $1,000 for attending each meeting of a committee of the Board.

Report of Executive Compensation Committee

     The Executive Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     "The Executive Compensation Committee of the Board of Directors is composed entirely of non-employee directors. This Committee is responsible for reviewing and approving on an annual basis the compensation of the Company's chief executive officer and the other executive officers of the Company. The objectives of the Company's executive compensation program are to (a) support the achievement of desired Company performance, (b) provide compensation that will attract and retain superior talent, (c) reward performance, (d) and align the executive officers' interests with the success of the Company by placing a portion of total compensation at risk. The executive compensation program has two elements: salaries and bonuses. The program provides base salaries which are intended to be competitive with salaries provided by other comparable companies. Bonuses are the vehicle by which executive officers can earn additional compensation depending on individual, business unit, and Company performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal, or individual's circumstances.

     "The committee determines the salary and bonus of the chief executive officer. In 1994, the Committee approved an annual salary (for the 1994-1995 pay cycle) of $630,000 for Mr. Scott. In 1995, the Committee has approved an annual salary (for the 1995-1996 pay cycle) of $630,000. In recognition of Mr. Scott's contributions to the Company's performance in 1994, the Committee has approved a bonus of $500,000, payable in 1995. A number of factors were considered in setting Mr. Scott's bonus, including the Company's overall performance, the increase in the combined stock formula prices, as well as Mr. Scott's personal effort and accomplishments in managing the Company. After considering all of the factors, the Committee felt the approved bonus was well within a reasonable range."

     The foregoing report dated April 28, 1995 has been furnished by the Executive Compensation Committee, Messrs. Daugherty, Harper and Kiewit.

Security Ownership of Certain Beneficial Owners and Management

     The table below shows information about the ownership of the Company's common stock as of March 31, 1995 by the Company's directors, nominees and executive officers (individually and as a group), and each person who beneficially owns more than 5 percent of a class of the Company's voting securities.

     Management Table.

                         Number of   Percent of   Number of    Percent of
                         Class C     Class C      Class D      Class D
     Name                Shares      Shares       Shares       Shares

Walter Scott, Jr.        1,471,000   11.3%(1)    2,608,634(2)  12.3%
Kenneth E. Stinson         599,964    4.6           29,964      0.1
Richard Geary              518,768    4.0          161,020(3)   0.8
George B. Toll, Jr.        351,308    2.7           87,136      0.4
Richard W. Colf            342,068    2.6           71,133      0.3
Robert E. Julian           314,892    2.4(4)       249,892(4)   1.2
Leonard W. Kearney         259,009    2.0          172,282(5)   0.8
Tait P. Johnson            156,295    1.2           41,295      0.2
Bruce E. Grewcock          142,200    1.1           52,200      0.2
William L. Grewcock         22,048    0.2        1,164,323      5.5
Richard R. Jaros            39,900    0.3           77,900      0.4
James Q. Crowe                 -       -           130,595      0.6
Robert B. Daugherty            -       -             9,000      <.1
Charles M. Harper              -       -             9,000      <.1
Peter Kiewit, Jr.              -       -             2,000      <.1
Directors and Executive
 Officers as a Group     4,217,452   32.4%       4,866,374     22.9%

Beneficial Owner Table.

Donald L. Sturm                                  1,822,375(6)   8.6%


(1) The Certificate of Incorporation limits each employee's ownership to 10% of the Class C shares (outstanding shares plus shares reserved for conversion of debentures), measured each January 1. Mr. Scott's ownership was 11% on January 1, 1995; he has one year to reduce his holdings.
(2) Table does not include 1,582,252 Class D shares held in irrevocable trusts under which the trustee is required to vote with the management of the Company.
(3)       Does not include 40,000 Class D shares owned by Mrs. Geary.
(4) Does not include 55,200 Class C shares and 55,200 Class D shares held in irrevocable trusts under which the trustee is required to vote with the management of the Company.
(5)       Does not include 38,636 Class D shares owned by Mrs. Kearney.
(6)       Mr. Sturm's mailing address is 9916 Fieldcrest Road, Omaha,
          Nebraska  68114.

Summary Compensation Table

     The table below shows the annual compensation of the Company's chief executive officer and the other four most highly compensated executive officers (the "Executive Group"). Peter Kiewit Sons', Inc. does not currently have plans under which options, stock appreciation rights, restricted stock awards, long-term incentive compensation, or pension benefits are held by the Executive Group.

                                             Annual Compensation

Name and                                                      Other Annual
Principal Position       Year    Salary ($)    Bonus ($)     Compensation ($)

Walter Scott, Jr.        1994    630,000       500,000          126,900(1)
Chief Executive Officer  1993    630,000       750,000          131,500
                         1992    630,000       360,000          119,000

James Q. Crowe(2)        1994    373,100       500,000              -
CEO of MFS               1993    324,100       550,000              -

Kenneth E. Stinson       1994    310,800       475,000              -
Executive Vice President 1993    253,500       500,000              -
                         1992    217,500       400,000              -

Richard Geary            1994    234,800       450,000              -
Executive Vice President 1993    215,700       500,000              -
of KCG                   1992    175,600       500,000              -

Richard R. Jaros(3)      1994    276,000       300,000              -
Executive Vice President 1993    293,700       250,000              -


(1) The Company reports the non-business use of Company aircraft by employees as required by federal income tax regulations. Mr. Scott reported $126,900, $131,500 and $119,000 of such taxable income for 1994, 1993, and 1992, respectively. Except for these items, the Company has no Other Annual Compensation items to report.

(2) Mr. Crowe became a director and executive officer of the Company in June 1993. Mr. Crowe received salary of $324,100 and a bonus of $250,000 from MFS during 1993; in addition, the Company paid Mr. Crowe a bonus of $300,000 for 1993. Mr. Crowe received the listed salary and bonus from MFS during 1994.

(3) Mr. Jaros became a director and executive officer of the Company in June 1993. Mr. Jaros received a 1993 salary of $209,001 from CECI and $84,700 from the Company. He also received $250,000 from CECI as a combined 1993 bonus and a severance payment in connection with the mutual termination of his three year employment contract.

Options/SARs

     The Company has no outstanding options and has not granted any new stock appreciation rights ("SARs") since 1990. No SARs are held by or were exercised by the Executive Group during 1994, except by Mr. Jaros. Mr. Crowe was granted options on MFS common stock in 1992; he did not exercise any of those options in 1994. Messrs. Scott, Crowe, and Jaros hold certain options on CECI common stock. The following required table provides information on the value of the unexercised options/SARs of the Executive Group as of the end of the 1994 fiscal year.

               Aggregated Option/SAR Exercises in Last Fiscal Year and
                                   Fiscal Year-End
                                Option/SAR Values Table

                                      Number of Securities Value of Un-
                  Shares              Underlying Un-       exercised In-
                  Acquired            exercised Options/   the-Money Options/
                  on         Value    SARs at Fiscal Year  SARs at Fiscal
                  Exercise   Realized End (#)              Year End ($)
                  (#)        ($)      Exercisable Un-      Exercisable Un-
Name                                          Exercisable       Exercisable

Walter Scott, Jr.
 CECI(1)           -          -       10,000        -        7,500      -

James Q. Crowe
 CECI(1)           -          -       10,000        -        7,500      -
 MFS(2)            -          -      415,508   415,507   8,601,016  8,600,995

Kenneth E. Stinson -          -        -            -        -          -

Richard Geary      -          -        -            -        -          -

Richard R. Jaros
 CECI(1)           -          -      300,625   109,375     312,188     70,313
 PKS(3)            -          -        -         4,000       -        204,400


(1) Values of the CECI options are the difference between the exercise price of the options and the closing price of the CECI common stock on the New York Stock Exchange of $15.625 per share on December 31, 1994.

(2) Values of the MFS options are the difference between the exercise price of the options and the last reported sale price for the MFS common stock as reported by the NASDAQ National
     Market of $32.75 per share on December 31, 1994.

(3) Mr. Jaros was granted 4,000 SARs in 1990 under the Kiewit Long-Term Incentive Plan established in 1986 to provide compensation based on increase in the value of the Company's common stock. The SARs granted in 1990 were not exercisable until maturity on January 1, 1995 unless employment was terminated prior to maturity. Price appreciation and dividends over the five year period resulted in a final payment in 1995 of $51.10 per 1990 SAR.


Compensation Committee Interlocks and Insider Participation

     Mr. Julian is a member of the Compensation Committee of C-TEC. Mr. Jaros is a member of the Compensation Committees of CECI and MFS.

Stock Performance Graphs

     The two graphs below compare the cumulative total return (stock appreciation plus reinvested dividends) of classes of the Company's common stock with the Standard and Poors Composite 500 Index ("S&P 500 Index") and other indexes of publicly traded stocks. Unlike publicly traded stocks, the Company's stock is valued by a formula contained in the Company's certificate of incorporation. Company stock is valued at the end of the Company's fiscal year and the formula value is reduced as dividends are declared during the year. For purposes of the graphs, it is assumed that dividends are immediately reinvested in additional shares of the Company's common stock, although such reinvestment is not permitted in actual practice. Although the Company's fiscal year ends on the last Saturday in December, its stock is compared against indexes which assume a fiscal year ending December 31. On January 8, 1992, the Company's common stock was reclassified. Each old Class B or Class C share was exchanged for one new Class B or Class C share and one Class D share. The formula value of the new Class B and Class C shares is related to the performance of the Company's Construction & Mining Group. The formula value of the new Class D shares is related to the performance of the Company's Diversified Group.


     The following graph compares the cumulative total return of the Company's old Class B and Class C shares with the S&P 500 Index for the years 1990 and 1991.

          COMPARISON OF TWO YEAR CUMULATIVE TOTAL RETURN*
       BETWEEN PETER KIEWIT SONS', INC. OLD CLASS B/C STOCK
                        AND THE S&P 500 INDEX

(*$100 invested on 1/1/90 in stock or index - including reinvestment of dividends. Fiscal year ending in December.)

                                                  Fiscal Year End
                                                  1990       1991


Peter Kiewit Sons', Inc. Old Class B/C Stock      $110       $157
S&P 500 Index                                       97        126

     The following graph compares for 1992, 1993 and 1994 the cumulative total return of the Company's Class B and Class C shares with (a) the S&P 500 Index and (b) the Dow Jones Heavy Construction Index. The graph also compares the Company's Class D shares with the S&P 500 Index. Because of the multiple lines of business of the Diversified Group, the Company does not believe that published industry indexes are representative of the Diversified Group or its businesses, nor does the Company believe that it can construct an index of peer group companies or a market capitalization index that is representative of the Diversified Group or its businesses.

           COMPARISON OF THREE YEAR CUMULATIVE TOTAL RETURN*
            AMONG PETER KIEWIT SONS', INC. CLASS B/C STOCK,
                 CLASS D STOCK, THE S&P 500 INDEX, AND
                THE DOW JONES HEAVY CONSTRUCTION INDEX

(*$100 invested on 1/1/92 in stock or index - including reinvestment of dividends. Fiscal year ending in December.)

                                                  Fiscal Year End
                                               1992   1993   1994

Peter Kiewit Sons', Inc. Class B/C Stock       $136   $168   $199
Peter Kiewit Sons', Inc. Class D Stock          110    131    132
S&P 500 Index                                   108    118    120
Dow Jones Heavy Construction Index               97    102     98

Certain Relationships and Related Transactions

     The Company loaned Mr. Toll $800,000 during 1994 in connection with the purchase of a residence and relocation expenses. The full principal amount of his non-interest bearing demand note payable to the Company is currently outstanding.

Accountants

     Coopers & Lybrand, certified public accountants, have been selected by the Board of Directors as the independent public accountants for the Company. Representatives of Coopers & Lybrand are expected to be present at the stockholders' meeting and will have the opportunity to make a statement and to respond to appropriate questions.

Other Matters

     Management knows of no other matters to be voted upon at the annual meeting. The discretion of the proxyholders is limited to casting votes for the election of directors as directed by stockholder proxies and voting on procedural matters incidental to fulfilling those directions.

Solicitation Expenses

     The Company will bear the cost of the solicitation of proxies. In addition to the use of mail, proxies may be solicited in person or by telephone by management or other employees of the Company, for which they will receive no additional compensation.

1996 Stockholder Proposals

     Any proposals from stockholders intended to be presented at the 1996 annual meeting of stockholders must be received by the Company by January 9, 1996, in order to be included in the proxy materials for that meeting. Any such proposals should be sent to the Secretary, Peter Kiewit Sons', Inc., 1000 Kiewit Plaza, Omaha, Nebraska 68131.

Annual Report

     The Company is mailing to each stockholder, along with this Proxy Statement, a copy of its annual report. The Company's annual report is its Form 10-K for the fiscal year ending December 31, 1994, as filed with the U.S. Securities and Exchange Commission.

     THE COMPANY WILL FURNISH WITHOUT CHARGE UPON THE WRITTEN REQUEST OF A STOCKHOLDER A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND EXHIBITS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS SHOULD BE ADDRESSED TO STOCK REGISTRAR, PETER KIEWIT SONS', INC., 1000 KIEWIT PLAZA, OMAHA, NEBRASKA 68131.


                                   PETER KIEWIT SONS', INC.
                                   May 3, 1995